December 22, 1997



Fingerhut Companies, Inc.
4400 Baker Road
Minnetonka, Minnesota  55343

Re:  Registration Statement on Form S-8

Gentlemen and Ladies:

      As General Counsel of Fingerhut Companies, Inc. (the "Company") and head of its Legal Department, I am delivering this opinion in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement"), relating to the registration of 100,000 shares of the Company's common stock, $.01 par value per share (the "Common Stock"), issuable pursuant to the Fingerhut Companies, Inc. 1994 Employee Stock Purchase Plan (the "Plan").

      In that regard, I or attorneys on my staff have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and certificates as we have deemed necessary for purposes of this opinion, including the following:

     (a) The Company's Articles of Incorporation, as amended through the date hereof;

     (b) The Company's Bylaws, as amended through the date hereof;

     (c) Certain corporate resolutions, including resolutions of the Company's shareholders and/or Board of Directors pertaining to the Plan;

     (d)  The Plan; and

     (e)  The  Registration Statement as it is currently proposed
          to   be   filed   with  the  Securities  and   Exchange
          Commission.

     Based on the foregoing, I am of the opinion that:

     1. The Company was duly incorporated under the laws of the State of Minnesota and is now a validly organized and existing corporation under the laws of that State.

     2. The shares of Common Stock which are being registered pursuant to the Registration Statement have been duly authorized and, when issued pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/Michael P. Sherman
Michael P. Sherman
General Counsel